Exhibit 2.811

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF E MED FUTURE, INC. ARTICLE I The name of the corporation shall be E MED FUTURE, INC. (the "Corporation"). ARTICLE II The period of its duration shall be perpetual. ARTICLE III The Corporation is organized purpose of conducting any lawful business for which a corporation may be organized under the laws of the State of Nevada. ARTICLE IV The aggregate number of shares that the Corporation will have authority to issue is Seven Hundred Fifty Million and Fifteen shares (750,000,015), of which Seven Hundred Fifty Million (750,000,000) shares will be Common Stock, with a par value of$0.001 per share, and Ten Million and Fifteen (10,000,015) shares will be preferred stock, with a par value of $0.001 per share. Shares of any class of stock may be issued, without shareholder action, from time to time in one or more series as may from time to time be determined by the board of directors. The board of directors of this Corporation is hereby expressly granted authority, without shareholder action, and within the limits set forth in the Nevada Revised Statutes,to: (i) designate in whole or in part, the powers, preferences, limitations, and relative rights, of any class of shares before the issuance of any shares of that class; create one or more series within a class of shares, fix the number of shares of each such series, and designate, in whole or part, the powers, preferences, limitations, and relative rights of the series, all before the issuance of any shares of that series; alter or revoke the powers, preferences, limitations, and relative rights granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares; increase or decrease the number of shares constituting any series, the number of shares of which was originally fixed by the board.of directors, either before or after the issuance of shares of the series; provided that, the number may not be decreased below the number of shares of the series then outstanding, or increased above the total number of authorized shares of the applicable class of shares available for designation as a part of the series; (ii) (iii) (iv)

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(v) determine the dividend rate on the shares of any class of shares or series of shares, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that class of shares or series of shares; (vi) determine whether that class or series of shares will have voting rights, in addition to the voting rights provided by law, and, if so the terms of such voting rights; (vii) determine whether that class of series of shares will have conversion privileges and, if so, the terms and conditions, including provision for adjustment of the conversion rate in such events as the board of directors determines; (viii) determine whether of not the shares of that class of shares or series of shares will be redeemable and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates: (ix) determine whether that class of shares or series of shares will have a sinking fund for the Redemption or purchase of shares of that class of shares or series of shares and, if so, the terms and amount of such sinking fund : (x) determine the rights of the shares of that class of shares or series of shares in the event of voluntary or involuntary, liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that class of shares or series of shares; and (xi) determine any other relative rights, preferences and limitations of that class of shares or series of shares. The allocation between the classes, or among the series of each class, or unlimited voting rights and the right to receive the net assets of the Corporation upon dissolution, shall be as designated by the board of directors . All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the Corporation's bylaws or in any amendment hereto shall be vested in common stock . Accordingly, unless and until otherwise designated by the board of directors of the Corporation, and subject to any superior rights as so designated, the Common Stock shall have unlimited voting rights and entitled to receive the net assets of the Corporation upon dissolution . ARTICLEV Provisions for the regulation of the internal affairs of the Corporation will be contained in its Bylaws as adopted by the Board of Directors. The number of Directors of the Corporation shall be fixed by its Bylaws. ARTICLE VI The Corporation shall indemnify any person against expenses, including without limitation, attorney's fees, judgements, fines, and amounts paid in settlement, actually and reasonably incurred by reason of

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the fact that he or she is or was a director of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, in all circumstances in which, and to the extent that, such indemnification is permitted and provided for by the laws of the State of Nevada then in effect . ARTICLE VII To the fullest extent permitted by the Nevada General Corporation Law as the same exists or may hereafter be amended, an officer or director of the Corporation shall not be personally liable to the "corporation or its stockholders for monetary damages. Effective date: September 15, 2021 Signed before me this 15 th day of September, 2021 ;._v """<.. LIJCIAF. PAYNE ••••••• Commission I GG 193871 Expires March 8 1 2022 Sonde4 '111v BudglltNolllly $linli:III ... . ' - ,.. - , OF r,.Q

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